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                                                              EXHIBIT 12.1

                    RATIO OF EARNINGS TO FIXED CHARGES
                              (In thousands)


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
                                          Period from
                                            July 28,
                                              1993
                                          (inception)             Year ended
                                            through              December 31,
                                          December 31,  -------------------------------
                                              1993        1994       1995       1996
                                          ------------  ---------  ---------  ---------
RATIO OF EARNINGS TO FIXED CHARGES

  Earnings:
    Loss before income taxes                    $(30)    $(1,432)   $(8,954)   $(8,202)
    Add:  Fixed charges, net                      64       1,159      8,098      9,083
                                          ------------  ---------  ---------  ---------
       Income (loss) before income
         taxes and fixed charges, net           $ 34     $  (273)   $  (856)   $   881
                                          ------------  ---------  ---------  ---------

Fixed Charges:
    Interest expense                            $ 63     $ 1,064    $ 6,332    $ 4,018
    Capitalized interest                          -          110        880      1,442
    Amortization of capitalized interest          -           -          -         -
    Amortization of debt expense                   1          39      1,450        241
    Interest factor of rent expense               -           56        316      4,824
                                          ------------  ---------  ---------  ---------
       Total fixed charges                      $ 64     $ 1,269     $8,978    $10,525
                                          ------------  ---------  ---------  ---------

Ratio of earnings to fixed charges               0.5        (0.2)      (0.1)      (0.1)

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(1)  For the period from July 28, 1993 (inception) through December 31,
1993, fiscal years ended December 31, 1994, 1995, and 1996, fixed charges exceeded earnings by $30,000, $1.5 million, $9.8 million and $9.6 million, respectively.